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                                                                  Exhibit (d)(4)


                                 AMENDMENT NO. 1
                                       TO
                              ACQUISITION AGREEMENT


         This Amendment No. 1 to Acquisition Agreement (this "Amendment") is made as of the 17th day of July, 2001, by and among Amerada Hess Corporation, a corporation organized under the laws of Delaware ("Parent"), Amerada Hess (Cayman) Limited, a company limited by shares organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Sub"), and Triton Energy Limited, a company limited by shares organized under the laws of the Cayman Islands (the "Company"), to amend that certain Acquisition Agreement, dated as of July 9, 2001 (the "Acquisition Agreement"), by and among Parent, Sub and the Company. Unless the context indicates otherwise, capitalized terms used but not defined in this Amendment and defined in the Acquisition Agreement shall have the meanings ascribed to them in the Acquisition Agreement.

         1. Recitals. The second recital of the Acquisition Agreement shall be amended and restated in its entirety to read as follows:

                  "WHEREAS, in contemplation of the acquisition of the Company by Parent, it is proposed that Sub commence a cash tender offer (the "Offer") to purchase, on the terms and subject to the conditions set forth in this Agreement, any and all of the existing unconditionally allotted or issued and fully paid ordinary shares, par value $0.01 per share of the Company, and any further ordinary shares which are unconditionally allotted or issued and fully paid (upon conversion of the Preferred Shares (as defined below) or otherwise) as of the date and time of the expiration of the Offer, including any Subsequent Offer Period (including the associated Series A Junior Participating Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 25, 1996, by and between the Company and Chemical Bank, as Rights Agent, as amended pursuant to amendments dated August 2, 1996, August 30, 1998 and January 5, 1999 (the "Rights Agreement")) (the "Ordinary Shares"), at a price of U.S. $45.00 per Ordinary Share net to the seller in cash (the "Ordinary Share Offer Price");"

         2. Definitions. The definition of the term "fully-diluted basis" or "on a fully-diluted basis" shall be amended and restated in its entirety to read as follows:

                  "shall mean, at any time, the number of Ordinary Shares allotted and issued, together with the Ordinary Shares which the Company may be required to issue, now or in the future, including, without limitation, Ordinary Shares issuable pursuant to warrants, options (including, without limitation, the Options) or other rights or other obligations outstanding at such time under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable, but excluding the effect of the Rights)."



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         3. Section 6.6. Section 6.6(b) is hereby amended by deleting the word
"Amalgamation" contained therein and replacing it with "transactions contemplated by the Agreement."

         4. Annex A. The second paragraph of Annex A to the Acquisition Agreement is hereby amended and restated in its entirety to read as follows:

                  "Notwithstanding any other provision of the Offer or the Acquisition Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Ordinary Shares promptly after termination or withdrawal of the Offer), to pay for any Ordinary Shares tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, any Ordinary Shares, if (i) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Ordinary Shares which represent at least ninety percent (90%) in value of all the Ordinary Shares (the "Minimum Condition") (provided that, for purposes of determining whether such Minimum Condition is satisfied, all Ordinary Shares held by the Principal Shareholders that are tendered and not withdrawn (but continuing to include for this purpose all Ordinary Shares withdrawn at the instruction of Parent) and all Ordinary Shares issuable upon conversion of Preferred Shares that are surrendered for conversion by the Principal Shareholders with appropriate tender instructions pursuant to the Principal Shareholders Agreement (but continuing to include for this purpose all Ordinary Shares issuable upon conversion of Preferred Shares with respect to which tender and conversion instructions are revoked at the instruction of Parent) shall be included in such calculation), (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated, or (iii) if, at any time on or after the date of the Acquisition Agreement and at or before the time of payment for any Ordinary Shares (whether or not any Ordinary Shares have theretofore been accepted for payment, or paid for, pursuant to the Offer), any of the following shall exist:"

         5. Acquisition Agreement Otherwise Unchanged. Except as set forth in this Amendment, the Acquisition Agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between the provisions of this Amendment and the Acquisition Agreement, the provisions of this Amendment shall control.

         6. Incorporation by Reference. Sections 9.6, 9.7, 9.9, 9.10, 9.11, 9.12 9.13, 9.15 and 9.16 of the Acquisition Agreement are incorporated herein by reference.



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         IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                        AMERADA HESS CORPORATION


                                        By: /s/ J. Barclay Collins II
                                           -----------------------------------

                                           Name:  J. Barclay Collins II
                                           Title: Executive Vice President
                                                  and General Counsel


                                        AMERADA HESS (CAYMAN) LIMITED


                                        By: /s/ J. Barclay Collins II
                                           -----------------------------------
                                           Name:  J. Barclay Collins II
                                           Title: Director


                                        TRITON ENERGY LIMITED


                                        By: /s/ A.E. Turner, III
                                           -----------------------------------
                                           Name:  A.E. Turner, III
                                           Title: Senior Vice President